Exhibit 99.h.1.a

State Street Bank and Trust Company

1200 Crown Colony Drive

Crown Colony Office Park

Quincy, MA 02169

Attention:  Judith I. Charny, Vice President

Re:  New Series of Shares

Ladies and Gentlemen:

Please be advised that Aberdeen Funds (the “Fund”) has established three (3) new series of shares to be known as Aberdeen Emerging Markets Debt Local Currency Fund, Aberdeen Global High Yield Bond Fund and Aberdeen Ultra-Short Duration Bond Fund (the “New Series”).

In accordance with Section 21.6 (Additional Portfolios) of the Amended and Restated Master Custodian Agreement dated as of June 1, 2010 (the “Agreement”) between each management investment company identified on Appendix A thereto and State Street Bank and Trust Company, the undersigned Fund hereby requests that your bank act as Custodian for the aforementioned New Series under the terms of the Agreement.

Kindly indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

Sincerely,

ABERDEEN FUNDS

By:	/s/ Alan Goodson
Name: Alan Goodson
Title: Vice President

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers
Name:	Michael F. Rogers
Title:	Executive Vice President

Effective Date: October 1, 2010

Aberdeen Asset Management Inc

1735 Market Street, 32nd floor, Philadelphia PA 19103

Telephone: (215) 405-5700

Aberdeen Asset Management Inc is an Investment Adviser registered with the US Securities and Exchange Commission under the Investment Advisers Act of 1940. Member of Aberdeen Asset Management Group of Companies.

“Aberdeen” is a U.S. Registered service mark of Aberdeen Asset Management PLC.